Exhibit 99.1


  International Shipholding Corporation Reports Third Quarter Results



    NEW ORLEANS--(BUSINESS WIRE)--Oct. 26, 2005--International Shipholding Corporation (NYSE:ISH) today reported results for the three month and nine month periods ended September 30, 2005. The Company reported a net loss for the three months ended September 30, 2005 of $845,000, including a loss of $597,000 from discontinued operations, as compared to a net income of $220,000 for the three months ended September 30, 2004. For the first nine months of 2005, net income was $7.221 million as compared to $4.945 million for the same period of 2004. Net loss to common stockholders for the third quarter was $1.445 million after dividends of $600,000 on the Company's preferred stock. For the nine month period ended September 30, 2005, net income to common stockholders was $5.454 million after dividends of $1.767 million on the Company's preferred stock.
    The Company's operating results were impacted by Hurricanes Katrina and Rita, which devastated Louisiana in general, and New Orleans in particular. A forced evacuation of our New Orleans headquarters caused dislocation of staff with associated expenses. As a direct result of the hurricanes, our Mexican Rail/Ferry service was forced to cease operations. It will resume limited service November 10 thereby also impacting fourth quarter results. The Forest Lines service had vessel delays of fourteen days during the third quarter that will further impact results in the fourth quarter while the vessels are being properly spaced. These delays, disruptions, and dislocations amount to about $1.8 million before tax for the quarter. This loss has been offset by actions taken by the Company during the quarter so that the after tax net loss approximates $1 million. The Company's management and staff have reacted positively to these significant events and deserve a well-earned "THANK YOU".
    During the quarter, the Company sold the assets of its over the road transportation company and has ceased those operations. The net loss from those discontinued operations was $597,000 for the quarter.
    During the quarter, the Company acquired another modern high specification Pure Car/Truck Carrier which has been flagged under the U.S. Flag and has been fixed on a long-term charter. After this acquisition, the Company now operates five U.S. Flag Pure Car/Truck Carriers.
    The third quarter results of our U.S. Flag Coal Carrier were lower than the comparable three month period in 2004 as the prime charterer fulfilled its annual obligation earlier this year than last year, which resulted in the vessel being placed in lay-up for twenty (20) days awaiting other employment opportunities.
    Depreciation expense was higher in the current quarter due to the acquisition of two container vessels during the fourth quarter of 2004. The newly acquired container vessels are fixed on a medium term time charter.
    The aforementioned lower results during the quarter were partially offset by improvements in our foreign flag TransAtlantic and U.S. Flag LASH liner services as compared to the same periods of 2004 despite delays caused by hurricanes. Both of these services had increased volume of cargo shipped. In addition, the current quarter reflects the positive results of the two container vessels.
    During the quarter, the Company recorded a gain of $355,000 from the sale of marketable securities.
    The improvement in the first nine months of 2005 included a before tax gain of $1.225 million from our share on the sale of a cement carrier vessel in the first quarter of 2005 of which we owned a 26.1% share. Additionally, interest expense decreased in the nine month period of 2005 due to prepayments of debt including repurchase of some of our 7 3/4% senior notes and regularly scheduled payments on outstanding debt.
    Our income taxes for the quarter and nine month period ended September 30, 2005 were significantly lower than in the same periods of 2004 as a result of the tonnage tax treatment of our U.S. Flag international operations under the 2004 Jobs Creation Act. Our income tax benefit on income (loss) from continuing operations before equity in net income (loss) of unconsolidated entities was $1,095,000 and $335,000, respectively, for the quarter and nine month period ended September 30, 2005. Our income tax provision for the same periods would have been $666,000 and $1,960,000 higher, respectively, if we were still subject to pre-American Jobs Creation Act tax rates.

    Certain statements made in this release on our behalf that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. We caution readers that certain important factors have affected and may affect in the future our actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on our behalf. A description of certain of these important factors is contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004.

    The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH. The
Company's preferred stock is traded on the NYSE with the symbol "ISH
Pr".

    Unaudited results for the period indicated along with prior year results are (in thousands except share and per share data):



                 INTERNATIONAL SHIPHOLDING CORPORATION
              CONSOLIDATED CONDENSED STATEMENTS OF INCOME
             (All Amounts in Thousands Except Share Data)
                              (Unaudited)

                           Three Months Ended     Nine Months Ended
                              September 30,          September 30,
                             2005       2004       2005       2004
                         ---------- ---------- ---------- ----------
Revenues                   $63,561    $67,582   $200,115   $196,088

Operating Expenses:
    Voyage Expenses        53,703     57,893    161,742    160,745
    Vessel and Barge
     Depreciation           5,656      4,556     16,500     13,563
                         ---------- ---------- ---------- ----------

Gross Voyage Profit          4,202      5,133     21,873     21,780
                         ---------- ---------- ---------- ----------

Administrative and
 General Expenses            3,846      3,441     12,184     10,149
Loss (Gain) on Sale of
 Other Assets                   29          -       (584)         7
                         ---------- ---------- ---------- ----------

Operating Income               327      1,692     10,273     11,624
                         ---------- ---------- ---------- ----------

Interest and Other:
     Interest Expense        2,105      2,574      6,860      7,920
     (Gain) Loss on Sale
      of Investment           (355)         -       (355)       623
     Investment Income        (198)      (183)      (803)      (430)
     (Gain) Loss on Early
      Extinguishment
      of Debt                    -          -        (74)        46
                         ---------- ---------- ---------- ----------
                             1,552      2,391      5,628      8,159
                         ---------- ---------- ---------- ----------

(Loss) Income from Continuing
 Operations Before Provision
 (Benefit) for Income Taxes
 and Equity in Net Income
 of Unconsolidated
 Entities                   (1,225)      (699)     4,645      3,465
                         ---------- ---------- ---------- ----------

(Benefit) Provision for
 Income Taxes:
     Current                    58        (79)       175        131
     Deferred               (1,157)      (126)      (530)     1,242
     State                       4          7         20         21
                         ---------- ---------- ---------- ----------
                            (1,095)      (198)      (335)     1,394
                         ---------- ---------- ---------- ----------

Equity in Net (Loss)
 Income of Unconsolidated
 Entities (Net of
 Applicable Taxes)            (118)       869      3,342      3,030
                         ---------- ---------- ---------- ----------

(Loss) Income from
 Continuing Operations        (248)       368      8,322      5,101
                         ---------- ---------- ---------- ----------

Loss from Discontinued
 Over-the-Road
 Transportation
 Operations (Net of
 Applicable Taxes)            (597)      (148)    (1,101)      (156)
                         ---------- ---------- ---------- ----------

Net (Loss) Income            $(845)      $220     $7,221     $4,945
                         ---------- ---------- ---------- ----------

Preferred Stock Dividends      600          -      1,767          -
                         ---------- ---------- ---------- ----------

Net (Loss) Income
 Available to Common
 Stockholders              $(1,445)      $220     $5,454     $4,945
                         ========== ========== ========== ==========

Basic and Diluted
 Earnings Per Common
 Share:

  Net (Loss) Income
  Available to Common
  Stockholders - Basic
    Continuing Operations   $(0.14)     $0.06      $1.08      $0.84
    Discontinued Operations  (0.10)     (0.02)     (0.18)     (0.03)
                         ---------- ---------- ---------- ----------
                            $(0.24)     $0.04      $0.90      $0.81
                         ========== ========== ========== ==========

  Net (Loss) Income
  Available to Common
  Stockholders - Diluted
    Continuing Operations   $(0.14)     $0.06      $1.07      $0.84
    Discontinued Operations  (0.10)     (0.02)     (0.18)     (0.03)
                         ---------- ---------- ---------- ----------
                            $(0.24)     $0.04      $0.89      $0.81
                         ========== ========== ========== ==========

Weighted Average Shares
 of Common Stock
 Outstanding:
   Basic                 6,082,887  6,082,887  6,082,887  6,082,887
   Diluted               6,117,594  6,088,036  6,109,864  6,092,536



    CONTACT: International Shipholding Corporation
             Erik F. Johnsen, 504-529-5461
             or
             Niels M. Johnsen, 212-943-4141